For Release: November 7, 2019
Investor Contact: Phil Morgan, 402.458.3038
Nelnet, Inc. supplemental financial information for the third quarter 2019
(All dollars are in thousands, except per share amounts, unless otherwise noted)
The following information should be read in connection with Nelnet, Inc.'s (the “Company's”) press release for third quarter 2019 earnings, dated November 7, 2019, and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.
Forward-looking and cautionary statements
This report contains forward-looking statements and information that are based on management's current expectations as of the date of this document. Statements that are not historical facts, including statements about the Company's plans and expectations for future financial condition, results of operations or economic performance, or that address management's plans and objectives for future operations, and statements that assume or are dependent upon future events, are forward-looking statements. The words “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “scheduled,” “should,” “will,” “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements.
The forward-looking statements are based on assumptions and analyses made by management in light of management's experience and its perception of historical trends, current conditions, expected future developments, and other factors that management believes are appropriate under the circumstances. These statements are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in the “Risk Factors” section of the 2018 Annual Report, and include such risks and uncertainties as:
•loan portfolio risks such as interest rate basis and repricing risk resulting from the fact that the interest rate characteristics of the student loan assets do not match the interest rate characteristics of the funding for those assets, the risk of loss of floor income on certain student loans originated under the Federal Family Education Loan Program (the "FFEL Program" or "FFELP"), risks related to the use of derivatives to manage exposure to interest rate fluctuations, uncertainties regarding the expected benefits from purchased securitized and unsecuritized FFELP, private education, and consumer loans and initiatives to purchase additional FFELP, private education, and consumer loans, and risks from changes in levels of loan prepayment or default rates;
•financing and liquidity risks, including risks of changes in the general interest rate environment, including the availability of any relevant money market index rate such as LIBOR or the relationship between the relevant money market index rate and the rate at which the Company's assets and liabilities are priced, and in the securitization and other financing markets for loans, including adverse changes resulting from unanticipated repayment trends on student loans in FFELP securitization trusts that could accelerate or delay repayment of the associated bonds, which may increase the costs or limit the availability of financings necessary to purchase, refinance, or continue to hold student loans;
•risks from changes in the educational credit and services markets resulting from changes in applicable laws, regulations, and government programs and budgets, such as the expected decline over time in FFELP loan interest income and fee-based revenues due to the discontinuation of new FFELP loan originations in 2010 and potential government initiatives or legislative proposals to consolidate existing FFELP loans to the Federal Direct Loan Program or otherwise allow FFELP loans to be refinanced with Federal Direct Loan Program loans;
•the uncertain nature of the expected benefits from the acquisition of Great Lakes Educational Loan Services, Inc. ("Great Lakes") on February 7, 2018 and the ability to successfully integrate technology and other activities and successfully maintain and increase allocated volumes of student loans serviced under existing and any future servicing contracts with the U.S. Department of Education (the "Department"), which current contracts accounted for 30 percent of the Company's revenue in 2018, risks to the Company related to the Department's initiatives to procure new contracts for federal student loan servicing, including the risk that the Company or Company teams may not be successful in obtaining contracts, risks related to the development by the Company of a new student loan servicing platform, including risks as to whether the expected benefits from the new platform will be realized, and risks related to the Company's ability to comply with agreements with third-party customers for the servicing of Federal Direct Loan Program, FFELP, and private education and consumer loans;
•risks related to a breach of or failure in the Company's operational or information systems or infrastructure, or those of third-party vendors, including cybersecurity risks related to the potential disclosure of confidential student loan borrower and other customer information, the potential disruption of the Company's systems or those of third-party vendors or customers, and/or the potential damage to the Company's reputation resulting from cyber-breaches;
•uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations;
•risks and uncertainties related to the ability of ALLO Communications LLC to successfully expand its fiber network and market share in existing service areas and additional communities and manage related construction risks;
•risks and uncertainties related to initiatives to pursue additional strategic investments and acquisitions, including investments and acquisitions that are intended to diversify the Company both within and outside of its historical core education-related businesses, as well as other strategic initiatives; and
•risks and uncertainties associated with litigation matters and with maintaining compliance with the extensive regulatory requirements applicable to the Company's businesses, reputational and other risks, including the risk of increased regulatory costs, resulting from the politicization of student loan servicing, and uncertainties inherent in the estimates and assumptions about future events that management is required to make in the preparation of the Company's consolidated financial statements.
All forward-looking statements contained in this report are qualified by these cautionary statements and are made only as of the date of this document. Although the Company may from time to time voluntarily update or revise its prior forward-looking statements to reflect actual results or changes in the Company's expectations, the Company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Nine months ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Interest income:
Loan interest	$229,063	238,222	232,320	709,618	653,414
Investment interest	9,882	8,566	7,628	26,701	18,581
Total interest income	238,945	246,788	239,948	736,319	671,995
Interest expense:
Interest on bonds and notes payable	172,488	186,963	180,175	551,221	487,174
Net interest income	66,457	59,825	59,773	185,098	184,821
Less provision for loan losses	10,000	9,000	10,500	26,000	18,000
Net interest income after provision for loan losses	56,457	50,825	49,273	159,098	166,821
Other income:
Loan servicing and systems revenue	113,286	113,985	112,579	342,169	327,265
Education technology, services, and payment processing revenue	74,251	60,342	58,409	213,753	167,372
Communications revenue	16,470	15,758	11,818	46,770	31,327
Other income	13,439	16,152	16,673	38,658	44,808
Derivative settlements, net	7,298	12,972	22,324	39,306	51,018
Derivative market value adjustments, net	(5,630)	(37,060)	(5,226)	(73,265)	49,909
Total other income	219,114	182,149	216,577	607,391	671,699
Cost of services:
Cost to provide education technology, services, and payment processing services	25,671	15,871	19,087	62,601	44,087
Cost to provide communications services	5,236	5,101	4,310	15,096	11,892
Total cost of services	30,907	20,972	23,397	77,697	55,979
Operating expenses:
Salaries and benefits	116,670	111,214	114,172	338,942	321,932
Depreciation and amortization	27,701	24,484	22,992	76,398	62,943
Loan servicing fees to third parties	3,382	3,156	3,087	9,431	9,428
Other expenses	54,947	42,261	45,194	138,131	119,020
Total operating expenses	202,700	181,115	185,445	562,902	513,323
Income before income taxes	41,964	30,887	57,008	125,890	269,218
Income tax expense	(8,829)	(6,209)	(13,882)	(26,429)	(63,369)
Net income	33,135	24,678	43,126	99,461	205,849
Net loss (income) attributable to noncontrolling interests	77	(59)	(199)	(38)	438
Net income attributable to Nelnet, Inc.	$33,212	24,619	42,927	99,423	206,287
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$0.83	0.61	1.05	2.48	5.04
Weighted average common shares outstanding - basic and diluted	39,877,129	40,050,065	40,988,965	40,098,346	40,942,177

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	September 30, 2019	December 31, 2018	September 30, 2018
Assets:
Loans receivable, net	$21,071,441	22,377,142	22,528,362
Cash, cash equivalents, investments, and notes receivable	373,395	370,717	330,352
Restricted cash	977,228	1,071,044	911,929
Goodwill and intangible assets, net	246,411	271,202	249,462
Other assets	1,268,244	1,130,863	1,084,820
Total assets	$23,936,719	25,220,968	25,104,925
Liabilities:
Bonds and notes payable	$20,910,190	22,218,740	22,251,433
Other liabilities	671,864	687,449	526,364
Total liabilities	21,582,054	22,906,189	22,777,797
Equity:
Total Nelnet, Inc. shareholders' equity	2,350,150	2,304,464	2,316,864
Noncontrolling interests	4,515	10,315	10,264
Total equity	2,354,665	2,314,779	2,327,128
Total liabilities and equity	$23,936,719	25,220,968	25,104,925

Overview
The Company is a diverse company with a focus on delivering education-related products and services and loan asset management. The largest operating businesses engage in student loan servicing; education technology, services, and payment processing; and communications. A significant portion of the Company's revenue is net interest income earned on a portfolio of federally insured student loans. The Company also makes investments to further diversify the Company both within and outside of its historical core education-related businesses, including, but not limited to, investments in real estate and early-stage and emerging growth companies.
GAAP Net Income and Non-GAAP Net Income, Excluding Adjustments
The Company prepares its financial statements and presents its financial results in accordance with U.S. GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. A reconciliation of the Company's GAAP net income to net income, excluding derivative market value adjustments, and a discussion of why the Company believes providing this additional information is useful to investors, is provided below.

	Three months ended			Nine months ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
GAAP net income attributable to Nelnet, Inc.	$33,212	24,619	42,927	99,423	206,287
Realized and unrealized derivative market value adjustments	5,630	37,060	5,226	73,265	(49,909)
Tax effect (a)	(1,351)	(8,894)	(1,254)	(17,584)	11,978
Net income attributable to Nelnet, Inc., excluding derivative market value adjustments (b)	$37,491	52,785	46,899	155,104	168,356

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$0.83	0.61	1.05	2.48	5.04
Realized and unrealized derivative market value adjustments	0.14	0.93	0.12	1.83	(1.22)
Tax effect (a)	(0.03)	(0.22)	(0.03)	(0.44)	0.29
Net income attributable to Nelnet, Inc., excluding derivative market value adjustments (b)	$0.94	1.32	1.14	3.87	4.11

(a) The tax effects are calculated by multiplying the realized and unrealized derivative market value adjustments by the applicable statutory income tax rate.
(b) "Derivative market value adjustments" includes both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP. "Derivative market value adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms.
The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria is met. Management has structured all of the Company’s derivative transactions with the intent that each is economically effective; however, the Company’s derivative instruments do not qualify for hedge accounting.  As a result, the change in fair value of derivative instruments is reported in current period earnings with no consideration for the corresponding change in fair value of the hedged item. Under GAAP, the cumulative net realized and unrealized gain or loss caused by changes in fair values of derivatives in which the Company plans to hold to maturity will equal zero over the life of the contract. However, the net realized and unrealized gain or loss during any given reporting period fluctuates significantly from period to period.
The Company believes these point-in-time estimates of asset and liability values related to its derivative instruments that are subject to interest rate fluctuations are subject to volatility mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the Company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the Company’s performance and in presentations with credit rating agencies, lenders, and investors. Consequently, the Company reports this non-GAAP information because the Company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.

Operating Results
The Company earns net interest income on its loan portfolio, consisting primarily of FFELP loans, in its Asset Generation and Management ("AGM") operating segment. This segment is expected to generate a stable net interest margin and significant amounts of cash as the FFELP portfolio amortizes. As of September 30, 2019, the Company had a $21.1 billion loan portfolio that management anticipates will amortize over the next approximately 20 years and has a weighted average remaining life of 8.8 years. The Company actively works to maximize the amount and timing of cash flows generated by its FFELP portfolio and seeks to acquire additional loan assets to leverage its servicing scale and expertise to generate incremental earnings and cash flow. However, due to the continued amortization of the Company’s FFELP loan portfolio, over time, the Company's net income generated by the AGM segment will continue to decrease. The Company currently believes that in the short-term it will most likely not be able to invest the excess cash generated from the FFELP loan portfolio into assets that immediately generate the rates of return historically realized from that portfolio.
In addition, the Company earns fee-based revenue through the following reportable operating segments:
•Loan Servicing and Systems ("LSS") - referred to as Nelnet Diversified Solutions ("NDS")
•Education Technology, Services, and Payment Processing ("ETS&PP") - referred to as Nelnet Business Solutions ("NBS")
•Communications - referred to as ALLO Communications ("ALLO")
Other business activities and operating segments that are not reportable are combined and included in Corporate and Other Activities ("Corporate"). Corporate and Other Activities also includes income earned on certain investments and interest expense incurred on unsecured debt transactions.
The information below provides the operating results for each reportable operating segment and Corporate and Other Activities for the three and nine months ended September 30, 2019 and 2018 (dollars in millions).
(a) Revenue includes intersegment revenue earned by LSS as a result of servicing loans for AGM.
(b) Total revenue includes "net interest income" and "total other income" from the Company's segment statements of income, excluding the impact from changes in fair values of derivatives. Net income excludes changes in fair values of derivatives, net of tax. For information regarding the exclusion of the impact from changes in fair values of derivatives, see "GAAP Net Income and Non-GAAP Net Income, Excluding Adjustments" above.

Certain events and transactions from 2018 and 2019, which have impacted or will impact the operating results of the Company and its operating segments, are discussed below.
Loan Servicing and Systems
•On February 7, 2018, the Company acquired Great Lakes. The operating results of Great Lakes are reported in the Company's consolidated financial statements from the date of acquisition. Thus, there are nine months of Great Lakes' operations included in the nine months ended September 30, 2019 as compared to approximately eight months of activity in the nine months ended September 30, 2018.
•Nelnet Servicing, LLC ("Nelnet Servicing") and Great Lakes have student loan servicing contracts awarded by the Department in June 2009 to provide servicing for loans owned by the Department. As of September 30, 2019, Nelnet Servicing was servicing $184.4 billion of student loans for 5.6 million borrowers under its contract, and Great Lakes was servicing $240.3 billion of student loans for 7.4 million borrowers under its contract. These contracts previously provided for expiration on June 16, 2019. On May 15, 2019, Nelnet Servicing and Great Lakes each received a Modification of Contract from the Department's Office of Federal Student Aid ("FSA") pursuant to which FSA extended the expiration date of the current contracts to December 15, 2019.
In addition, Nelnet Servicing's current Authority to Operate as a loan servicer for the Department expires on December 13, 2019 and is currently under review for renewal. The Company cannot predict the timing or outcome of this review.
FSA is conducting a contract procurement process entitled Next Generation Financial Services Environment (“NextGen”) for a new framework for the servicing of all student loans owned by the Department. On January 15, 2019, FSA issued solicitations for three NextGen components:
•NextGen Enhanced Processing Solution ("EPS")
•NextGen Business Process Operations ("BPO")
•NextGen Optimal Processing Solution ("OPS")
On April 1, 2019 and October 4, 2019, the Company responded to the EPS component. In addition, on August 1, 2019, the Company responded to the BPO component. The Company is also part of a team that has responded and intends to respond to various aspects of the OPS component. The Company cannot predict the timing, nature, or outcome of these solicitations.
•For the three months ended September 30, 2019 and 2018, and nine months ended September 30, 2019 and 2018, the before tax and noncontrolling interest operating margin (income before income taxes and noncontrolling interest divided by revenue) was 15.9 percent, 10.4 percent, 16.8 percent, and 14.1 percent, respectively. The third quarter of 2018 included an impairment charge of $3.9 million ($3.0 million after tax). The remaining increase in operating margin in the 2019 periods as compared to the same periods in 2018 was due primarily to efficiencies gained as a result of the completion of certain integration activities related to the Great Lakes acquisition.
Education Technology, Services, and Payment Processing
•On November 20, 2018, the Company acquired Tuition Management Systems ("TMS"), a services company that offers tuition payment plans, billing services, payment technology solutions, and refund management to educational institutions. The TMS acquisition added 380 higher education schools and 170 K-12 schools to the Company’s customer base. The results of TMS’ operations are reported in the Company’s consolidated financial statements from the date of acquisition.
•For the three months ended September 30, 2019 and 2018 and nine months ended September 30, 2019 and 2018, before tax operating margin (income before income taxes divided by net revenue) was 34.4 percent, 25.4 percent, 34.9 percent, and 28.4 percent, respectively. The increase in the before tax operating margin in the 2019 periods as compared to the same periods in 2018 was due to operating leverage and cost reductions resulting from the Company's decision in October 2018 to terminate its investment in a proprietary payment processing platform.
Communications
•ALLO recognized losses of $7.2 million and $16.9 million for the three and nine months ended September 30, 2019, respectively, as compared to losses of $7.7 million and $22.9 million for the same periods in 2018, respectively. The decrease in ALLO's net loss in 2019, as compared to 2018, was primarily due to a decrease in interest expense. ALLO recognized $4.2 million and $10.0 million of interest expense to Nelnet, Inc. (parent company) during the three and nine months ended September 30, 2018, respectively. Subsequent to October 1, 2018, ALLO will not report interest expense in its income statement related to amounts contributed to ALLO from Nelnet, Inc. due to a recapitalization of ALLO.

•ALLO's management uses earnings (loss) before interest, income taxes, depreciation, and amortization ("EBITDA") to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. For the three months ended September 30, 2019 and 2018, ALLO had positive EBITDA of $1.5 million and $0.2 million, respectively, and for the nine months ended September 30, 2019 and 2018, ALLO has positive EBITDA of $3.7 million and negative EBITDA of $3.5 million, respectively. EBITDA is a supplemental non-GAAP performance measure which the Company believes provides useful additional information regarding a key metric used by management to assess ALLO's performance. See "Communications Financial and Operating Data" below for additional information regarding the computation and use of EBITDA for ALLO.
•ALLO has made significant investments in its communications network and currently provides fiber directly to homes and businesses in communities in Nebraska and Colorado. ALLO plans to continue to increase market share and revenue in its existing markets and is currently evaluating opportunities to expand to other communities in the Midwest. During the second quarter of 2019, ALLO announced plans to expand its network to make services available in Breckenridge, Colorado. ALLO began providing services in Lincoln, Nebraska in September 2016 as part of a multi-year project to pass substantially all commercial and residential properties in the community. As of the end of the first quarter of 2019, the build-out of the Lincoln community was substantially complete. For the nine months ended September 30, 2019, ALLO's capital expenditures were $37.2 million. The Company anticipates total ALLO network capital expenditures in the fourth quarter of 2019 will be approximately $13.0 million. However, this amount could change based on customer demand for ALLO's services.
•The Company currently anticipates ALLO's operating results will be dilutive to the Company's consolidated earnings as it continues to develop and add customers to its network in Lincoln, Nebraska and other communities, due to large upfront capital expenditures and associated depreciation and upfront customer acquisition costs.
Asset Generation and Management
•For the third quarter of 2019, the AGM segment recognized net interest income of $61.7 million, compared with $59.2 million for the same period in 2018. The Company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. The AGM segment recognized income from derivative settlements of $7.3 million during the third quarter of 2019, compared with income of $22.4 million for the same period in 2018. Derivative settlements for each applicable period should be evaluated with the Company's net interest income. Net interest income and derivative settlements for the AGM segment totaled $69.0 million and $81.6 million in the third quarter of 2019 and 2018, respectively.
•The Company's average balance of loans decreased to $21.6 billion for the third quarter of 2019, compared with $23.0 billion for the same period in 2018. Loan spread increased to 1.04 percent for the quarter ended September 30, 2019, compared with 0.90 percent for the same period in 2018. Core loan spread, which includes the impact of derivative settlements, decreased to 1.17 percent for the quarter ended September 30, 2019, compared with 1.30 percent for the same period in 2018. Management believes core loan spread is a useful supplemental non-GAAP measure that reflects adjustments for derivative settlements related to net interest income (loan spread). However, there is no comprehensive authoritative guidance for the presentation of this measure, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.
The Company recognized $19.7 million and $32.7 million in fixed rate floor income during the three months ended September 30, 2019 and 2018, respectively (which includes $7.1 million and $19.1 million, respectively, of settlement payments received on derivatives used to hedge student loans earning fixed rate floor income). Fixed rate floor income contributed 36 basis points and 57 basis points of core loan spread for the three months ended September 30, 2019 and 2018, respectively. The decrease in gross fixed rate floor income was due to higher interest rates in 2019 as compared to 2018, and the decrease in derivative settlement payments received on derivatives used to hedge student loans earning fixed rate floor income was due to a decrease in the notional amount of derivatives outstanding in 2019 as compared to 2018, partially offset by higher interest rates.
•Provision for loan losses was $10.0 million and $10.5 million for the three months ended September 30, 2019 and 2018, respectively, and $26.0 million and $18.0 million for the nine months ended September 30, 2019 and 2018, respectively.
Provision for loan losses for federally insured loans was $2.0 million and $8.0 million for the three months ended September 30, 2019 and 2018, respectively, and $6.0 million and $12.0 million for the nine months ended September 30, 2019 and 2018, respectively. During the third quarter of 2018, the Company determined an additional allowance was necessary related to a portfolio of federally insured loans that were purchased in 2013 and 2014, and recognized $5.0 million in provision expense related to these loans.

Provision for loan losses for consumer loans was $8.0 million and $2.5 million for the three months ended September 30, 2019 and 2018, respectively, and $20.0 million and $6.0 million for the nine months ended September 30, 2019 and 2018, respectively. The increase in provision was a result of the increased amount of consumer loan purchases during 2019. The Company purchased $298.1 million of consumer loans during the nine months ended September 30, 2019 ($113.3 million of which were purchased during the third quarter) compared to $80.4 million during the same period in 2018 ($42.8 million during the third quarter of 2018).
•The Company recognized $14.0 million of expenses during the three months ended September 30, 2019 and $15.8 million of expenses during the nine months ended September 30, 2019 related to the extinguishment of notes payable in certain asset-backed securitizations prior to the notes' contractual maturities (as further described below). These expenses consisted of premium payments made by the Company of $12.6 million and $14.0 million during the three and nine months ended September 30, 2019, respectively, and the write off of $1.4 million and $1.8 million of debt issuance costs during the three and nine months ended September 30, 2019, respectively.
Corporate and Other Activities
•The Company adopted a new lease accounting standard effective January 1, 2019. The most significant impact of the standard to the Company relates to (1) the recognition of new right-of-use ("ROU") assets and lease liabilities on its balance sheet primarily for office, data center, and dark fiber operating leases; (2) the deconsolidation of assets and liabilities for certain sale-leaseback transactions arising from build-to-suit lease arrangements for which construction was completed and the Company is leasing the constructed assets that did not qualify for sale accounting prior to the adoption of the new standard; and (3) significant new disclosures about the Company’s leasing activities.
Adoption of the new standard resulted in recognizing lease liabilities of $33.7 million based on the present value of the remaining minimum rental payments. In addition, the Company recognized ROU assets of $32.8 million, which corresponds to the lease liabilities reduced by deferred rent expense as of the effective date. The Company also deconsolidated total assets of $43.8 million and total liabilities of $34.8 million for entities that had been consolidated due to sale-leaseback transactions that failed to qualify for recognition as sales under the prior guidance. Deconsolidation of these entities reduced noncontrolling interests by $6.1 million.
Liquidity and Capital Resources
•As of September 30, 2019, the Company had cash and cash equivalents of $161.0 million. In addition, the Company had a portfolio of available-for-sale investments, consisting primarily of student loan asset-backed securities, with a fair value of $52.6 million as of September 30, 2019.
•As of September 30, 2019, the Company's $382.5 million unsecured line of credit had no amount outstanding and $382.5 million was available for future use. During the second quarter of 2019, the Company entered into a $22.0 million secured line of credit agreement, and as of September 30, 2019, this line of credit had $5.0 million outstanding and $17.0 million available for future use.
•The Company has repurchased certain of its own asset-backed securities (bonds and notes payable) in the secondary market. For accounting purposes, these notes are eliminated in consolidation and are not included in the Company's consolidated financial statements. However, these securities remain legally outstanding at the trust level and the Company could sell these notes to third parties or redeem the notes at par as cash is generated by the trust estate. Upon a sale of these notes to third parties, the Company would obtain cash proceeds equal to the market value of the notes on the date of such sale. As of September 30, 2019, the Company holds $15.0 million (par value) of its own asset-backed securities.
•During the nine months ended September 30, 2019, the Company generated $142.9 million of cash from operating activities.
•The majority of the Company’s portfolio of student loans is funded in asset-backed securitizations that will generate significant earnings and cash flow over the life of these transactions. As of September 30, 2019, the Company currently expects future undiscounted cash flows from its securitization portfolio to be approximately $1.88 billion.
Certain of the Company’s asset-backed securitizations were structured as “Turbo Transactions” which required all cash generated from the student loans (including excess spread) to be directed toward payment of interest and any outstanding principal generally until such time as all principal on the notes had been paid in full.  Once the notes in such transactions were paid in full, the remaining unencumbered student loans (and other remaining assets, if any) in the securitization would be released to the Company, at which time the Company would have the option to refinance or sell these assets, or retain them on the balance sheet as unencumbered assets.

During the second and third quarters of 2019, the Company extinguished a total of $768.5 million of notes payable in certain asset-backed securitizations, including six of the Company's seven Turbo Transactions, prior to the notes' contractual maturities, resulting in the release of $1.15 billion in student loans and accrued interest receivable that were previously encumbered in the asset-backed securitizations. Upon extinguishment of the notes payable throughout the second and third quarters, the Company refinanced the student loans in its FFELP warehouse facilities and new asset-backed securitizations, resulting in net cash proceeds of $369.0 million. The Company used a portion of these proceeds to pay down the outstanding balance on its unsecured line of credit.
The cash proceeds generated by the debt extinguishments provide the Company with increased liquidity and the opportunity to invest the previously underutilized capital at higher returns.
•On January 11, 2019, the Company obtained a consumer loan warehouse facility with an aggregate maximum financing amount available of $100.0 million. On April 25, 2019, the Company amended the agreement for this warehouse facility to increase the aggregate maximum financing amount available to $200.0 million and extend the final maturity date to April 23, 2022. As of September 30, 2019, $144.0 million was outstanding under this facility and $56.0 million was available for future funding.
•During the first nine months of 2019, the Company completed five FFELP asset-backed securitizations totaling $2.2 billion (par value). The proceeds from these transactions were used primarily to refinance student loans included in the Company's FFELP warehouse facilities and unencumbered student loans from the extinguishment of certain asset-backed securitizations.
•On June 25, 2019, the Company completed a private education loan asset-backed securitization totaling $47.2 million (par value). The proceeds from this transaction were used to refinance private education loans previously funded via a private loan repurchase agreement that was terminated on June 25, 2019.
•During the nine months ended September 30, 2019, the Company repurchased a total of 723,832 shares of Class A common stock for $40.3 million ($55.62 per share), including 3,365 shares of Class A common stock repurchased during the three months ended September 30, 2019 for $0.2 million ($65.81 per share).
On May 8, 2019, the Board of Directors authorized a new stock repurchase program to repurchase up to a total of five million shares of the Company's Class A common stock during the three-year period ending May 7, 2022. The five million shares authorized under the new program include the remaining unrepurchased shares from the prior program, which the new program replaces. As of September 30, 2019, 4.8 million shares remained authorized for repurchase under the Company's stock repurchase program.
•During the nine months ended September 30, 2019, the Company paid cash dividends of $21.5 million ($0.54 per share), including $7.1 million ($0.18 per share) paid during the three months ended September 30, 2019. In addition, the Company's Board of Directors has declared a fourth quarter 2019 cash dividend on the Company's outstanding shares of Class A and Class B common stock of $0.20 per share. The fourth quarter cash dividend will be paid on December 13, 2019 to shareholders of record at the close of business on November 29, 2019.
•The Company intends to use its liquidity position to capitalize on market opportunities, including FFELP, private education, and consumer loan acquisitions; strategic acquisitions and investments; expansion of ALLO’s telecommunications network; and capital management initiatives, including stock repurchases, debt repurchases, and dividend distributions. The timing and size of these opportunities will vary and will have a direct impact on the Company’s cash and investment balances.
Subsequent Event
•Subsequent to September 30, 2019, the Company made the decision to sell $179.3 million (par value) of consumer loans to an unrelated third party who securitized such loans. As partial consideration received for the consumer loans sold, the Company received an approximate 29 percent residual interest in the consumer loan securitization. The Company will recognize a gain in the fourth quarter of 2019 of $15.5 million (pre-tax) from the sale of these loans.

Segment Reporting
The following tables include the results of each of the Company's reportable operating segments reconciled to the consolidated financial statements.

	Three months ended September 30, 2019
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$532	3,499	—	233,225	2,859	(1,171)	238,945
Interest expense	51	12	—	171,485	2,110	(1,171)	172,488
Net interest income (expense)	481	3,487	—	61,740	749	—	66,457
Less provision for loan losses	—	—	—	10,000	—	—	10,000
Net interest income (loss) after provision for loan losses	481	3,487	—	51,740	749	—	56,457
Other income:
Loan servicing and systems revenue	113,286	—	—	—	—	—	113,286
Intersegment servicing revenue	11,611	—	—	—	—	(11,611)	—
Education technology, services, and payment processing revenue	—	74,251	—	—	—	—	74,251
Communications revenue	—	—	16,470	—	—	—	16,470
Other income	2,291	—	532	3,384	7,231	—	13,439
Derivative settlements, net	—	—	—	7,298	—	—	7,298
Derivative market value adjustments, net	—	—	—	(5,630)	—	—	(5,630)
Total other income	127,188	74,251	17,002	5,052	7,231	(11,611)	219,114
Cost of services:
Cost to provide education technology, services, and payment processing services	—	25,671	—	—	—	—	25,671
Cost to provide communications services	—	—	5,236	—	—	—	5,236
Total cost of services	—	25,671	5,236	—	—	—	30,907
Operating expenses:
Salaries and benefits	69,209	23,826	5,763	394	17,479	—	116,670
Depreciation and amortization	8,565	2,997	10,926	—	5,212	—	27,701
Loan servicing fees to third parties	—	—	—	3,382	—	—	3,382
Other expenses	16,686	5,325	3,842	15,672	13,422	—	54,947
Intersegment expenses, net	12,955	3,194	701	11,678	(16,917)	(11,611)	—
Total operating expenses	107,415	35,342	21,232	31,126	19,196	(11,611)	202,700
Income (loss) before income taxes	20,254	16,725	(9,466)	25,666	(11,216)	—	41,964
Income tax (expense) benefit	(4,861)	(4,014)	2,272	(6,160)	3,935	—	(8,829)
Net income (loss)	15,393	12,711	(7,194)	19,506	(7,281)	—	33,135
Net loss (income) attributable to noncontrolling interests	—	—	—	—	77	—	77
Net income (loss) attributable to Nelnet, Inc.	$15,393	12,711	(7,194)	19,506	(7,204)	—	33,212

	Three months ended June 30, 2019
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$550	1,659	1	243,295	2,258	(974)	246,788
Interest expense	19	11	—	184,035	3,872	(974)	186,963
Net interest income (expense)	531	1,648	1	59,260	(1,614)	—	59,825
Less provision for loan losses	—	—	—	9,000	—	—	9,000
Net interest income (loss) after provision for loan losses	531	1,648	1	50,260	(1,614)	—	50,825
Other income:
Loan servicing and systems revenue	113,985	—	—	—	—	—	113,985
Intersegment servicing revenue	11,598	—	—	—	—	(11,598)	—
Education technology, services, and payment processing revenue	—	60,342	—	—	—	—	60,342
Communications revenue	—	—	15,758	—	—	—	15,758
Other income	2,277	—	362	4,888	8,624	—	16,152
Derivative settlements, net	—	—	—	12,972	—	—	12,972
Derivative market value adjustments, net	—	—	—	(37,060)	—	—	(37,060)
Total other income	127,860	60,342	16,120	(19,200)	8,624	(11,598)	182,149
Cost of services:
Cost to provide education technology, services, and payment processing services	—	15,871	—	—	—	—	15,871
Cost to provide communications services	—	—	5,101	—	—	—	5,101
Total cost of services	—	15,871	5,101	—	—	—	20,972
Operating expenses:
Salaries and benefits	66,496	22,823	5,192	382	16,321	—	111,214
Depreciation and amortization	8,799	3,324	7,737	—	4,623	—	24,484
Loan servicing fees to third parties	—	—	—	3,156	—	—	3,156
Other expenses	17,118	5,805	3,865	3,051	12,423	—	42,261
Intersegment expenses, net	13,604	3,148	716	11,665	(17,535)	(11,598)	—
Total operating expenses	106,017	35,100	17,510	18,254	15,832	(11,598)	181,115
Income (loss) before income taxes	22,374	11,019	(6,490)	12,806	(8,822)	—	30,887
Income tax (expense) benefit	(5,370)	(2,645)	1,558	(3,074)	3,321	—	(6,209)
Net income (loss)	17,004	8,374	(4,932)	9,732	(5,501)	—	24,678
Net loss (income) attributable to noncontrolling interests	—	—	—	—	(59)	—	(59)
Net income (loss) attributable to Nelnet, Inc.	$17,004	8,374	(4,932)	9,732	(5,560)	—	24,619

	Three months ended September 30, 2018
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$381	1,513	1	236,039	6,860	(4,846)	239,948
Interest expense	—	3	4,174	176,874	3,968	(4,846)	180,175
Net interest income (expense)	381	1,510	(4,173)	59,165	2,892	—	59,773
Less provision for loan losses	—	—	—	10,500	—	—	10,500
Net interest income (loss) after provision for loan losses	381	1,510	(4,173)	48,665	2,892	—	49,273
Other income:
Loan servicing and systems revenue	112,579	—	—	—	—	—	112,579
Intersegment servicing revenue	12,290	—	—	—	—	(12,290)	—
Education technology, services, and payment processing revenue	—	58,409	—	—	—	—	58,409
Communications revenue	—	—	11,818	—	—	—	11,818
Other income	1,948	—	950	3,267	10,508	—	16,673
Derivative settlements, net	—	—	—	22,448	(124)	—	22,324
Derivative market value adjustments, net	—	—	—	(6,056)	830	—	(5,226)
Total other income	126,817	58,409	12,768	19,659	11,214	(12,290)	216,577
Cost of services:
Cost to provide education technology, services, and payment processing services	—	19,087	—	—	—	—	19,087
Cost to provide communications services	—	—	4,310	—	—	—	4,310
Total cost of services	—	19,087	4,310	—	—	—	23,397
Operating expenses:
Salaries and benefits	70,440	19,972	4,554	424	18,782	—	114,172
Depreciation and amortization	8,957	3,435	6,167	—	4,433	—	22,992
Loan servicing fees to third parties	—	—	—	3,087	—	—	3,087
Other expenses	19,638	4,943	3,151	845	16,616	—	45,194
Intersegment expenses, net	15,029	2,494	598	12,378	(18,208)	(12,290)	—
Total operating expenses	114,064	30,844	14,470	16,734	21,623	(12,290)	185,445
Income (loss) before income taxes	13,134	9,988	(10,185)	51,590	(7,517)	—	57,008
Income tax (expense) benefit	(3,152)	(2,397)	2,444	(12,381)	1,604	—	(13,882)
Net income (loss)	9,982	7,591	(7,741)	39,209	(5,913)	—	43,126
Net loss (income) attributable to noncontrolling interests	—	—	—	—	(199)	—	(199)
Net income (loss) attributable to Nelnet, Inc.	$9,982	7,591	(7,741)	39,209	(6,112)	—	42,927

	Nine months ended September 30, 2019
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$1,579	7,175	3	723,388	7,170	(2,995)	736,319
Interest expense	70	32	—	544,319	9,796	(2,995)	551,221
Net interest income (expense)	1,509	7,143	3	179,069	(2,626)	—	185,098
Less provision for loan losses	—	—	—	26,000	—	—	26,000
Net interest income (loss) after provision for loan losses	1,509	7,143	3	153,069	(2,626)	—	159,098
Other income:
Loan servicing and systems revenue	342,169	—	—	—	—	—	342,169
Intersegment servicing revenue	35,426	—	—	—	—	(35,426)	—
Education technology, services, and payment processing revenue	—	213,753	—	—	—	—	213,753
Communications revenue	—	—	46,770	—	—	—	46,770
Other income	6,642	—	1,019	11,796	19,200	—	38,658
Derivative settlements, net	—	—	—	39,306	—	—	39,306
Derivative market value adjustments, net	—	—	—	(73,265)	—	—	(73,265)
Total other income	384,237	213,753	47,789	(22,163)	19,200	(35,426)	607,391
Cost of services:
Cost to provide education technology, services, and payment processing services	—	62,601	—	—	—	—	62,601
Cost to provide communications services	—	—	15,096	—	—	—	15,096
Total cost of services	—	62,601	15,096	—	—	—	77,697
Operating expenses:
Salaries and benefits	201,924	69,656	15,692	1,153	50,517	—	338,942
Depreciation and amortization	26,236	9,832	26,025	—	14,305	—	76,398
Loan servicing fees to third parties	—	—	—	9,431	—	—	9,431
Other expenses	52,732	16,440	11,184	19,667	38,107	—	138,131
Intersegment expenses, net	40,317	9,642	2,081	35,630	(52,244)	(35,426)	—
Total operating expenses	321,209	105,570	54,982	65,881	50,685	(35,426)	562,902
Income (loss) before income taxes	64,537	52,725	(22,286)	65,025	(34,111)	—	125,890
Income tax (expense) benefit	(15,489)	(12,654)	5,349	(15,606)	11,971	—	(26,429)
Net income (loss)	49,048	40,071	(16,937)	49,419	(22,140)	—	99,461
Net loss (income) attributable to noncontrolling interests	—	—	—	—	(38)	—	(38)
Net income (loss) attributable to Nelnet, Inc.	$49,048	40,071	(16,937)	49,419	(22,178)	—	99,423

	Nine months ended September 30, 2018
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$931	2,927	3	662,881	17,673	(12,420)	671,995
Interest expense	—	3	9,987	480,729	8,875	(12,420)	487,174
Net interest income (expense)	931	2,924	(9,984)	182,152	8,798	—	184,821
Less provision for loan losses	—	—	—	18,000	—	—	18,000
Net interest income (loss) after provision for loan losses	931	2,924	(9,984)	164,152	8,798	—	166,821
Other income:
Loan servicing and systems revenue	327,265	—	—	—	—	—	327,265
Intersegment servicing revenue	34,670	—	—	—	—	(34,670)	—
Education technology, services, and payment processing revenue	—	167,372	—	—	—	—	167,372
Communications revenue	—	—	31,327	—	—	—	31,327
Other income	5,196	—	950	9,391	29,272	—	44,808
Derivative settlements, net	—	—	—	51,428	(410)	—	51,018
Derivative market value adjustments, net	—	—	—	47,070	2,839	—	49,909
Total other income	367,131	167,372	32,277	107,889	31,701	(34,670)	671,699
Cost of services:
Cost to provide education technology, services, and payment processing services	—	44,087	—	—	—	—	44,087
Cost to provide communications services	—	—	11,892	—	—	—	11,892
Total cost of services	—	44,087	11,892	—	—	—	55,979
Operating expenses:
Salaries and benefits	198,411	58,552	13,284	1,183	50,502	—	321,932
Depreciation and amortization	23,237	10,062	16,585	—	13,058	—	62,943
Loan servicing fees to third parties	—	—	—	9,428	—	—	9,428
Other expenses	51,591	14,950	8,811	2,982	40,686	—	119,020
Intersegment expenses, net	43,968	7,630	1,802	34,943	(53,672)	(34,670)	—
Total operating expenses	317,207	91,194	40,482	48,536	50,574	(34,670)	513,323
Income (loss) before income taxes	50,855	35,015	(30,081)	223,505	(10,075)	—	269,218
Income tax (expense) benefit	(12,399)	(8,404)	7,220	(53,641)	3,855	—	(63,369)
Net income (loss)	38,456	26,611	(22,861)	169,864	(6,220)	—	205,849
Net loss (income) attributable to noncontrolling interests	808	—	—	—	(371)	—	438
Net income (loss) attributable to Nelnet, Inc.	$39,264	26,611	(22,861)	169,864	(6,591)	—	206,287

Net Interest Income, Net of Settlements on Derivatives
The following table summarizes the components of "net interest income" and "derivative settlements, net."
Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The Company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the Company’s net interest income as presented in the table below. Net interest income (net of settlements on derivatives) is a non-GAAP financial measure, and the Company reports this non-GAAP information because the Company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance. See "Derivative Settlements" included in this supplement for the net settlement activity recognized by the Company for each type of derivative for the periods presented in the table below.

	Three months ended			Nine months ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Variable loan interest margin	$46,051	44,310	42,455	134,312	129,756
Settlements on associated derivatives (a)	234	807	3,361	3,375	4,676
Variable loan interest margin, net of settlements on derivatives	46,285	45,117	45,816	137,687	134,432
Fixed rate floor income	12,685	10,840	13,659	33,950	45,359
Settlements on associated derivatives (b)	7,064	12,165	19,087	35,931	46,752
Fixed rate floor income, net of settlements on derivatives	19,749	23,005	32,746	69,881	92,111
Investment interest	9,882	8,566	7,628	26,701	18,581
Corporate debt interest expense	(2,161)	(3,891)	(3,969)	(9,865)	(8,875)
Non-portfolio related derivative settlements (c)	—	—	(124)	—	(410)
Net interest income (net of settlements on derivatives)	$73,755	72,797	82,097	224,404	235,839

(a) Includes the net settlements received related to the Company’s 1:3 basis swaps.

(b) Includes the net settlements received related to the Company’s floor income interest rate swaps.

(c) Includes the net settlements paid related to the Company’s hybrid debt hedges.

Loan Servicing and Systems Revenue
The following table provides disaggregated revenue by service offering for the Loan Servicing and Systems operating segment. The Company purchased Great Lakes on February 7, 2018. The results of Great Lakes' operations are reported in the Company's consolidated financial statements from the date of acquisition.

	Three months ended			Nine months ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Government servicing - Nelnet	$38,645	40,459	38,907	118,744	118,015
Government servicing - Great Lakes	46,234	45,973	45,671	139,285	122,107
Private education and consumer loan servicing	9,561	8,985	10,007	28,026	31,990
FFELP servicing	6,089	6,424	7,422	19,208	24,259
Software services	10,493	10,021	8,201	30,255	24,461
Outsourced services and other	2,264	2,123	2,371	6,651	6,433
Loan servicing and systems revenue	$113,286	113,985	112,579	342,169	327,265
Loan Servicing Volumes

	As of
	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019
Servicing volume (dollars in millions):
Nelnet:
Government	$172,669	176,605	176,179	179,283	179,507	183,093	181,682	184,399
FFELP	27,262	26,969	37,599	37,459	36,748	35,917	35,003	33,981
Private and consumer	11,483	12,116	15,016	15,466	15,666	16,065	16,025	16,286
Great Lakes:
Government	—	242,063	241,902	232,741	232,694	237,050	236,500	240,268
FFELP (a)	—	11,136	—	—	—	—	—	—
Private and consumer (a)	—	1,927	31	—	—	—	—	—
Total	$211,414	470,816	470,727	464,949	464,615	472,125	469,210	474,934

Number of servicing borrowers:
Nelnet:
Government	5,877,414	5,819,286	5,745,181	5,805,307	5,771,923	5,708,582	5,592,989	5,635,653
FFELP	1,420,311	1,399,280	1,787,419	1,754,247	1,709,853	1,650,785	1,588,530	1,529,392
Private and consumer	502,114	508,750	672,520	692,763	696,933	699,768	693,410	701,299
Great Lakes:
Government	—	7,456,830	7,378,875	7,486,311	7,458,684	7,385,284	7,300,691	7,430,165
FFELP (a)	—	461,553	—	—	—	—	—	—
Private and consumer (a)	—	118,609	3,987	—	—	—	—	—
Total	7,799,839	15,764,308	15,587,982	15,738,628	15,637,393	15,444,419	15,175,620	15,296,509

Number of remote hosted borrowers:	2,812,713	6,207,747	6,145,981	6,406,923	6,393,151	6,332,261	6,211,132	6,457,296

(a) During the second quarter of 2018, the Company converted Great Lakes' FFELP and private education servicing volume to Nelnet Servicing's platform to leverage the efficiencies of supporting more volume on fewer systems.

Education Technology, Services, and Payment Processing
The following table provides disaggregated revenue by servicing offering for the Education Technology, Services, and Payment Processing operating segment.

	Three months ended			Nine months ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Tuition payment plan services	$25,760	24,655	19,771	80,589	63,209
Payment processing	35,138	21,311	26,956	85,428	62,908
Education technology and services	13,067	14,096	11,419	46,872	40,411
Other	286	280	263	864	844
Education technology, services, and payment processing revenue	$74,251	60,342	58,409	213,753	167,372
Communications Financial and Operating Data
Certain financial and operating data for ALLO is summarized in the tables below.

	Three months ended						Nine months ended
	September 30, 2019		June 30, 2019		September 30, 2018		September 30, 2019		September 30, 2018
Residential revenue	$12,397	75.3%	$11,890	75.5%	$8,896	75.3%	$35,351	75.6%	$23,367	74.6%
Business revenue	4,025	24.4	3,816	24.2	2,861	24.2	11,256	24.1	7,779	24.8
Other	48	0.3	52	0.3	61	0.5	163	0.3	181	0.6
Communications revenue	$16,470	100.0%	$15,758	100.0%	$11,818	100.0%	$46,770	100.0%	$31,327	100.0%

Internet	$9,899	60.1%	$9,297	59.0%	$6,453	54.6%	$27,641	59.1%	$16,541	52.8%
Television	4,068	24.7	4,050	25.7	3,380	28.6	12,020	25.7	9,241	29.5
Telephone	2,487	15.1	2,395	15.2	1,962	16.6	7,062	15.1	5,482	17.5
Other	16	0.1	16	0.1	23	0.2	47	0.1	63	0.2
Communications revenue	$16,470	100.0%	$15,758	100.0%	$11,818	100.0%	$46,770	100.0%	$31,327	100.0%

Net loss	$(7,194)		(4,932)		(7,741)		(16,937)		(22,861)
EBITDA (a)	1,460		1,246		155		3,736		(3,512)

Capital expenditures	10,187		15,040		21,728		37,185		66,816

	As of September 30, 2019	As of June 30, 2019	As of March 31, 2019	As of December 31, 2018	As of September 30, 2018	As of June 30, 2018	As of March 31, 2018	As of December 31, 2017
Residential customer information:
Households served	45,228	42,760	40,338	37,351	32,529	27,643	23,541	20,428
Households passed (b)	137,269	132,984	127,253	122,396	110,687	98,538	84,475	71,426
Households served/passed	32.9%	32.2%	31.7%	30.5%	29.4%	28.1%	27.9%	28.6%
Total households in current markets and new markets announced (c)	159,974	159,974	152,840	152,840	142,602	137,500	137,500	137,500

(a) Earnings (loss) before interest, income taxes, depreciation, and amortization ("EBITDA") is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. ALLO's management uses EBITDA to compare ALLO's performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. EBITDA excludes interest and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The Company reports EBITDA for ALLO because the Company believes that it provides useful additional information for investors regarding a key metric used by management to assess ALLO's performance. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ALLO's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP. A reconciliation of EBITDA from ALLO's net loss under GAAP is presented below:

	Three months ended			Nine months ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net loss	$(7,194)	(4,932)	(7,741)	(16,937)	(22,861)
Net interest (income) expense	—	(1)	4,173	(3)	9,984
Income tax benefit	(2,272)	(1,558)	(2,444)	(5,349)	(7,220)
Depreciation and amortization	10,926	7,737	6,167	26,025	16,585
Earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA)	$1,460	1,246	155	3,736	(3,512)
(b) Represents the number of single residence homes, apartments, and condominiums that ALLO already serves and those in which ALLO has the capacity to connect to its network distribution system without further material extensions to the transmission lines, but have not been connected.
(c) During the second quarter of 2019, ALLO announced plans to expand its network to make services available in Breckenridge Colorado. ALLO is now in ten communities, including eight in Nebraska and two in Colorado.
Other Income
The following table summarizes the components of "other income."

	Three months ended			Nine months ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Borrower late fee income	$3,196	3,161	3,253	9,870	8,994
Management fee revenue	2,084	2,051	1,756	6,007	4,673
Gain on investments and notes receivable, net of losses	1,948	4,258	2,503	5,779	10,291
Investment advisory services	753	731	1,183	2,194	4,169
Other	5,458	5,951	7,978	14,808	16,681
Other income	$13,439	16,152	16,673	38,658	44,808
Derivative Settlements
The following table summarizes the components of "derivative settlements, net" included in the attached consolidated statements of income.

	Three months ended			Nine months ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
1:3 basis swaps	$234	807	3,361	3,375	4,676
Interest rate swaps - floor income hedges	7,064	12,165	19,087	35,931	46,752
Interest rate swaps - hybrid debt hedges	—	—	(124)	—	(410)
Total derivative settlements - income	$7,298	12,972	22,324	39,306	51,018

Loans Receivable
Loans receivable consisted of the following:

	As of	As of	As of
	September 30, 2019	December 31, 2018	September 30, 2018
Federally insured student loans:
Stafford and other	$4,720,338	4,969,667	4,956,324
Consolidation	15,975,499	17,186,229	17,434,419
Total	20,695,837	22,155,896	22,390,743
Private education loans	189,912	225,975	169,467
Consumer loans	321,199	138,627	112,547
	21,206,948	22,520,498	22,672,757
Loan discount, net of unamortized loan premiums and deferred origination costs	(36,483)	(53,572)	(63,566)
Non-accretable discount	(32,607)	(29,396)	(20,612)
Allowance for loan losses:
Federally insured loans	(37,676)	(42,310)	(43,053)
Private education loans	(9,882)	(10,838)	(11,253)
Consumer loans	(18,859)	(7,240)	(5,911)
	$21,071,441	22,377,142	22,528,362
Loan Activity
The following table sets forth the activity of loans:

	Three months ended			Nine months ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Beginning balance	$21,590,836	22,082,643	22,856,285	22,520,498	21,995,877
Loan acquisitions:
Federally insured student loans	248,542	570,092	591,196	1,088,649	3,124,154
Private education loans	3,804	—	—	3,804	194
Consumer loans	113,338	114,633	42,819	298,092	80,385
Total loan acquisitions	365,684	684,725	634,015	1,390,545	3,204,733
Repayments, claims, capitalized interest, and other	(497,762)	(873,466)	(502,474)	(1,875,948)	(1,714,820)
Consolidation loans lost to external parties	(251,810)	(255,386)	(292,749)	(780,467)	(789,321)
Loans sold	—	(47,680)	(22,320)	(47,680)	(23,712)
Ending balance	$21,206,948	21,590,836	22,672,757	21,206,948	22,672,757

Loan Spread Analysis
The following table analyzes the loan spread on the Company’s portfolio of loans, which represents the spread between the yield earned on loan assets and the costs of the liabilities and derivative instruments used to fund the assets.

	Three months ended			Nine months ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Variable loan yield, gross	4.78%	5.00%	4.57%	4.94%	4.40%
Consolidation rebate fees	(0.83)	(0.84)	(0.83)	(0.83)	(0.84)
Discount accretion, net of premium and deferred origination costs amortization	0.02	0.02	0.03	0.02	0.04
Variable loan yield, net	3.97	4.18	3.77	4.13	3.60
Loan cost of funds - interest expense	(3.16)	(3.42)	(3.10)	(3.35)	(2.89)
Loan cost of funds - derivative settlements (a) (b)	0.00	0.02	0.06	0.02	0.03
Variable loan spread (d)	0.81	0.78	0.73	0.80	0.74
Fixed rate floor income, gross	0.23	0.20	0.23	0.21	0.27
Fixed rate floor income - derivative settlements (a) (c)	0.13	0.23	0.34	0.22	0.28
Fixed rate floor income, net of settlements on derivatives	0.36	0.43	0.57	0.43	0.55
Core loan spread (d)	1.17%	1.21%	1.30%	1.23%	1.29%

Average balance of loans	$21,600,850	21,837,774	22,971,361	21,917,298	22,600,841
Average balance of debt outstanding	21,371,482	21,536,878	22,557,437	21,632,256	22,165,059

	Three months ended			Nine months ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019		September 30, 2018
Core loan spread	1.17%	1.21%	1.30%	1.23%		1.29%
Derivative settlements (1:3 basis swaps)	0.00%	(0.02)	(0.06)%	(0.02)	—	(0.03)
Derivative settlements (fixed rate floor income)	(0.13)%	(0.23)	(0.34)%	(0.22)		(0.28)
Loan spread	1.04%	0.96%	0.90%	0.99%		0.98%

(a) Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The Company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the Company’s net interest income (loan spread) as presented in this table. The Company reports this non-GAAP information because it believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance. See "Derivative Settlements" included in this supplement for the net settlement activity recognized by the Company for each type of derivative for the periods presented in the table.

(b) Derivative settlements include the net settlements received related to the Company’s 1:3 basis swaps.
(c) Derivative settlements include the net settlements received related to the Company’s floor income interest rate swaps.
(d) Variable loan spread, excluding consumer loans, would have been 0.67%, 0.73%, and 0.68% for the three months ended September 30, 2019, June 30, 2019, and September 30, 2018, respectively, and 0.69% and 0.70% for the nine months ended September 30, 2019 and 2018, respectively. Core loan spread, excluding consumer loans, would have been 1.03%, 1.16%, and 1.25% for the three months ended September 30, 2019, June 30, 2019, and September 30, 2018, respectively, and 1.12% and 1.25% for the nine months ended September 30, 2019 and 2018, respectively.

A trend analysis of the Company's core and variable loan spreads is summarized below.

Core and Variable Loan Spreads
Asset / Liability Base Rate Spread (a)
1.60%
1.40%
1.20%
1.00%
0.80%
0.60%
0.40%
0.35%
0.30%
0.25%
0.20%
0.15%
0.10%
0.05%
0.00%
-0.05%
-0.10%
1.29%
1.29%
1.30%
1.39%
1.30%
1.21%
1.17%
0.08%
0.08%
0.86%
0.08%
0.05%
0.10%
0.81%
-0.05%
0.70%
0.73%
-0.02%
0.80%
0.78%
0.81%
Q1 18
Q2 18
Q3 18
Q4 18
Q1 19
Q2 19
Q3 19
Core
Variable
Asset/Liability Base Rate Spread

(a) The interest earned on the majority of the Company's FFELP student loan assets is indexed to the one-month LIBOR rate. The Company funds a large portion of its assets with three-month LIBOR indexed floating rate securities. The relationship between the indices in which the Company earns interest on its loans and funds such loans has a significant impact on loan spread. This table (the right axis) shows the difference between the Company's liability base rate and the one-month LIBOR rate by quarter.
The difference between variable loan spread and core loan spread is fixed rate floor income. A summary of fixed rate floor income and its contribution to core loan spread follows:

	Three months ended			Nine months ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Fixed rate floor income, gross	$12,685	10,840	13,659	33,950	45,359
Derivative settlements (a)	7,064	12,165	19,087	35,931	46,752
Fixed rate floor income, net	$19,749	23,005	32,746	69,881	92,111
Fixed rate floor income contribution to spread, net	0.36%	0.43%	0.57%	0.43%	0.55%

(a) Includes settlement payments on derivatives used to hedge student loans earning fixed rate floor income.

Fixed Rate Floor Income
The following table shows the Company’s federally insured student loan assets that were earning fixed rate floor income as of September 30, 2019.

Fixed interest rate range	Borrower/lender weighted average yield	Estimated variable conversion rate (a)	Loan balance
4.5 - 4.99%	4.87%	2.23%	$223,809
5.0 - 5.49%	5.22%	2.58%	493,537
5.5 - 5.99%	5.67%	3.03%	328,048
6.0 - 6.49%	6.19%	3.55%	373,744
6.5 - 6.99%	6.70%	4.06%	367,782
7.0 - 7.49%	7.17%	4.53%	127,786
7.5 - 7.99%	7.71%	5.07%	226,558
8.0 - 8.99%	8.18%	5.54%	530,678
> 9.0%	9.05%	6.41%	200,884
			$2,872,826

(a) The estimated variable conversion rate is the estimated short-term interest rate at which loans would convert to a variable rate. As of September 30, 2019, the weighted average estimated variable conversion rate was 4.02% and the short-term interest rate was 221 basis points.

The following table summarizes the outstanding derivative instruments as of September 30, 2019 used by the Company to economically hedge loans earning fixed rate floor income.

Maturity	Notional amount	Weighted average fixed rate paid by the Company (a)

2019	$500,000	1.12%
2020	1,500,000	1.01
2021	600,000	2.15
2022 (b)	250,000	1.65
2023	150,000	2.25
	$3,000,000	1.37%

(a) For all interest rate derivatives, the Company receives discrete three-month LIBOR.
(b) These derivatives have forward effective start dates in June 2021.